Exhibit 3.1

DECLARATION OF TRUST

OF

PMC COMMERCIAL TRUST

The undersigned, acting as the Trust Managers of a real estate investment trust under the Texas Real Estate Investment Trust Act (the “Texas REIT Act”), hereby adopt the following Declaration of Trust for such trust.

ARTICLE ONE

The name of the trust is “PMC Commercial Trust” (the “Trust”). An assumed name certificate setting forth such name has been filed in the manner prescribed by law.

ARTICLE TWO

As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

(i) “Adviser” means the Person if any, appointed, employed or contracted with by the Trust pursuant to Article Fourteen.

(ii) “Affiliate” or “Affiliated” means, as to any corporation, partnership, trust or other association (other than the Trust), any Person (1) that holds beneficially, directly or indirectly, 1% or more of the outstanding stock or equity interests thereof or (2) who is an officer, director, partner or trustee thereof or of any Person which controls, is controlled by, or under common control with, such corporation, partnership, trust, or other association or (3) which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association.

(iii) “Code” means the Internal Revenue Code of 1986, as amended.

(iv) “Independent Trust Manager” means those Trust Managers who are unaffiliated with the Advisor.

(v) “Mortgages” means mortgages, deeds of trust or other security interests on or applicable to Real Property.

(vi) “Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government and agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

(vii) “Real Property” or “Real Estate” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land, but does not include Mortgages.

(viii) “REIT Provisions of the Code” means Section 856 through 858 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

(ix) “Securities” means Shares (as defined in Article Eight), any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

(x) “Securities of the Trust” means any Securities issued by the Trust.

(xi) “Shareholders” means holders of record of outstanding Securities.

(xii) “Trust Managers” means, collectively, the individuals named in Article Five of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as trust managers of the Trust hereunder.

(xiii) “Trust Property” means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trust Managers (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trust Managers.

ARTICLE THREE

The Trust is formed pursuant to the Texas REIT Act and has the following as its purpose:

To purchase, hold, lease, manage, sell, exchange, develop, subdivide and improve real property and interests in real property, and in general, to carry on any other business and do any other acts in connection with the foregoing and to have and exercise all powers conferred by the laws of the State of Texas upon real estate investment trusts formed under the Texas Real Estate Investment Trust Act, and to do any or all of the things hereinafter set forth to the same extent as natural persons might or could do. The term “real property” and the term “interests in real property” for the purposes stated herein shall not include severed mineral, oil or gas royalty interests.

The term “interests in real property” shall include interests in mortgages on real property.

ARTICLE FOUR

As to any real property of any character, major capital improvements must be made within fifteen (15) years of purchase or the property must be sold. Such major capital improvements must equal or exceed the purchase price of such real property, if the same is unimproved property at the time of purchase or property outside the corporate limits of a city, town or village. Any citizen of the State of Texas may force compliance with this provision by filing suit in any district court of the State of Texas and shall receive from the Trust, if the Trust is forced to sell a real property interest under this provision, the sum of 5% of the sale price of such real property interest as compensation.

ARTICLE FIVE

The address of the Trust’s initial principal office and place of business is 17290 Preston Road, Dallas, Texas 75252.

ARTICLE SIX

The name and mailing address of the initial Trust Managers are as follows:

Name	Mailing Address
Lance B. Rosemore*	17290 Preston Road Dallas, Texas 75252

Dr. Andrew S. Rosemore*	17290 Preston Road Dallas, Texas 75252

Susan R. Friedman*	2000 Bearing Drive Suite 250 Houston, Texas 77057

*	All of the initial Trust Managers qualify as “Resident Trust Managers” as that term is defined in the Texas REIT Act.

The term of office of each initial Trust Manager shall be one year and will hold office for the term for which he is elected and until his successor is duly elected and qualifies. At any subsequent election of Trust Managers, the Trust Managers may, at any time or from time to time, provide that the Trust Managers shall be divided into classes, so long as the term of office of a Trust Manager shall be not more than three years and the term of office of at least one class shall expire each year.

ARTICLE SEVEN

The period of the Trust’s duration is perpetual. The Trust may be sooner terminated by the affirmative vote of the holders of at least a two-thirds majority of the voting power of the outstanding Shares.

ARTICLE EIGHT

(a) The beneficial interests in the Trust shall be divided into shares. The Trust shall have authority to issue 100,000,000 shares, par value $.01 per share, of beneficial interest (the “Shares”) and shall consist of common Shares and such other types of classes of securities of the Trust as the Trust Managers may create and authorize from time to time and designate as representing a beneficial interest in the Trust. Shares may be issued for such consideration as the Trust Managers determine or, if issued as a result of a Share dividend or Share split, without any consideration, in which case all Shares so issued shall be fully paid and nonassessable.

(b) Common Shares (“Common Shares”) shall entitle the holders to one vote per share on a noncumulative basis on all matters upon which Shareholders are entitled to vote, and shares of a particular class of issued Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, preemptive, appraisal, conversion or exchange rights.

(c) The Trust Managers are hereby expressly granted the authority to authorize from time to time the issuance of one or more series of preferred Shares (“Preferred Shares”) and with respect to any such series to fix the numbers, designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Holders of Preferred Shares are hereby denied preemptive rights to subscribe to any Securities of the Company.

(d) The Trust Managers may classify or reclassify any unissued Common Shares or Preferred Shares by setting or changing the number, designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any such Common Shares or Preferred Shares.

(e) All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration of Trust or in the resolution creating any class or series of Shares. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trust Managers. The death of a Shareholder shall not terminate the Trust or give the deceased Shareholder’s legal representative any rights against other Shareholders, the Trust Managers or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder.

(f) Subject to the provisions of any class or series of the beneficial interests of the Trust then outstanding, the Shareholders of the Trust shall be entitled to vote only on the following matters: (i) election or removal of trust managers, (ii) amendment of this Declaration of Trust; (iii) termination of the Trust; (iv) reorganization of the Trust; (v) merger or consolidation of the Trust or the sale or deposition of all or substantially all of the Trust’s assets and (vi) termination of the Trust’s Investment Management Agreement by the vote of the holders of at least two-thirds of the outstanding Shares of the Trust. Except, with respect to the foregoing matters, no action taken by the shareholders of the Trust at any meeting shall in any way bind the Trust Managers.

ARTICLE NINE

The Trust shall issue shares only for money or property actually received.

ARTICLE TEN

The Trust Managers shall hold all money and property received for the issuance of Shares for the benefit of the owners of such Shares.

ARTICLE ELEVEN

The Trust will not commence operations until the beneficial ownership of the Shares is held by 100 or more persons. No five or fewer persons may own, directly or indirectly, more than 50% of the total number of outstanding Shares. The word “person,” as used in the immediately preceding sentence, shall not include corporations.

ARTICLE TWELVE

The Trust shall not engage in any businesses that do not further the purpose of a real estate investment trust formed pursuant to the Texas REIT Act, as such purpose is set forth in Article Three hereof.

ARTICLE THIRTEEN

Cumulative voting for the election of Trust Managers is prohibited.

ARTICLE FOURTEEN

(a) Resignation. Removal or Death. Any Trust Manager may resign by written notice to the remaining Trust Managers, effective on the date specified in the notice. A Trust Manager may be removed, with or without cause, at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Trust Managers. Upon the resignation or removal of any Trust Manager, or his otherwise ceasing to be a Trust Manager, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trust Managers require for the conveyance of any Trust Property held in his name, and shall account to the remaining Trust Managers as they require for all property which he holds as Trust Manager. Upon the incapacity or death of any Trust Manager, his legal representative shall perform those acts.

(b) Legal Title. Legal title to all Trust Property shall be vested in the Trust Managers, but they may cause legal title to any Trust Property to be held by or in the name of any Trust Manager, or the Trust, or any other Person as nominee. The right, title and interest of the Trust Managers in and to the Trust Property shall automatically vest in successor and additional Trust Managers, upon their qualification and acceptance of election or appointment as Trust Managers, and they shall thereupon have all the rights and obligations of Trust Managers, whether or not conveyancing documents have been executed and delivered pursuant to (a) above or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trust Managers may be filed with the records of the Trust and in such other offices, agencies or places as the Trust Managers may deem necessary or desirable.

(c) Subject to the express limitations herein or in the Bylaws, (i) the business and affairs of the Trust shall be managed under the direction of the Trust Managers and (ii) the Trust Managers shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trust Managers may take any actions, as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trust Managers. Any construction of this Declaration of Trust or determination made in good faith by the Trust Managers concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trust Managers included in this Declaration of Trust or the Trust’s Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Trust’s Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trust Managers under the general laws of the State of Texas as now or hereafter in force.

ARTICLE FIFTEEN

The Trust Managers are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. However, the Trust Managers are not required personally to conduct the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trust Manager) as an Adviser and may grant or delegate such authority to the Adviser as the Trust Managers may, in their sole discretion, deem necessary or desirable. The Trust Managers may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trust Managers. The Trust Managers, by resolution, or in the Bylaws, may provide guidelines, provisions, or requirements concerning the affiliation and functions of the Adviser.

ARTICLE SIXTEEN

The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of the Texas REIT Act, with respect to the composition of the Trust’s investments and the derivation of its income. The Trust Managers will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for tax treatment provided in the REIT Provisions of the Code; however, no Trust Manager, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Article Eighteen. The Trust Managers may change from time to time by resolution such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.

The Trust Managers or officers shall have the power to exercise complete discretion with respect to the investment of the trust estate subject to the limitation that seventy-five percent (75%) of the total trust assets shall be invested in real property (including fee ownership and co-ownership or land or improvements thereon and leaseholds of land or improvements thereon), interests in mortgages on real property, shares in other real estate investment trusts, cash and cash items (including receivables) and Government securities; provided that (i) the Trust Managers or officers shall not have the power to invest in severed mineral, oil or gas royalty interests, and (ii) the Trust Managers or officers may invest any percentage of the Trust estate in a subsidiary corporation or entity, so long as such percentage ownership is not contrary to or inconsistent with the sections of the Code (or any successor statute) which relate to or govern real estate investment trusts or the regulations adopted under such sections.

ARTICLE SEVENTEEN

The Trust Managers may from time to time declare, and the Trust may pay, dividends on its outstanding shares in cash or property, except that no dividend shall be declared or paid when the Trust is unable to pay its debts as they become due in the usual course of its business, or when the payment of such dividend would result in the Trust being unable to pay its debts as they become due in the usual course of business. The Trust Managers shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Trust Managers. The exercise of the powers and rights of the Trust Managers pursuant to this Article shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

ARTICLE EIGHTEEN

(a) A holder of Shares shall not be personally or individually liable in any manner whatsoever for any debt, act, omission or obligation incurred by the Trust or the Trust Managers. All written contracts to which the Trust is a party shall include a provision that the Shareholders shall not be personally liable thereon. A holder of Shares shall be under no obligation to the Trust or to its creditors with respect to such Shares other than the obligations to pay to the Trust the full amount of the consideration for which Shares were issued or to be issued. Upon the payment of such consideration, such Shares shall be non-assessable by the Trust.

(b) To the extent provided in the Bylaws, the Trust shall have the power to indemnify each Shareholder (i) from all claims and liabilities to which the Shareholder may become subject by reason of his being or having been a Shareholder and (ii) from all costs and expenses incurred by such Shareholder as a result of such Shareholder being made or threatened to be made a defendant or respondent in a proceeding by reason of his being or having been a Shareholder.

ARTICLE NINETEEN

(a) The Trust shall indemnify, to the extent provided in the Trust’s Bylaws, every person who is or was a Trust Manager, officer, agent or any director, officer or employee of an agent of the Trust and any Person who is or was serving at the request of the Trust as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise with respect to all costs and expenses incurred by such person as a result of such Person being made or threatened to be made a defendant or respondent in a proceeding by reason of his holding or having held a position named above in this paragraph.

(b) The indemnification provided by this Article shall be subject to all valid and applicable laws, including, without limitation, the Texas REIT Act, and, in the event this Article or any of the provisions hereof or the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, such laws shall be deemed to control and this Article shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

(c) The indemnification provisions contained in the Trust’s Bylaws may be amended only by the affirmative vote of the holders of at least two-thirds of the outstanding Shares.

ARTICLE TWENTY

A Trust Manager may be removed by the vote or written consent of the holders of two-thirds of the outstanding Shares at a special meeting of the Shareholders called for such purpose pursuant to the Trust’s Bylaws.

ARTICLE TWENTY-ONE

(a) For purposes of this Article Twenty-one:

(i) The term “Convertible Securities” means any Securities of the Trust that are convertible into Shares.

(ii) “Excepted Person” shall mean any Trust Manager, employee of the Trust and any other Person approved by the Trust Managers, at their option and in their sole discretion, provided, however, that such approval shall not be granted to any Person whose ownership of more than 9.8% of the total Shares outstanding would result, directly, indirectly or as a result of attribution of ownership, in termination of the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.

(iii) The term “individual” shall mean any natural person and those organizations treated as natural persons in Section 542(a) of the Code.

(iv) The term “ownership” (including “own” or “owns”) of Shares means beneficial ownership. Beneficial ownership, for this purpose shall be defined in accordance with or by reference to Section 856, 542 and 544 of the Code.

(b) No individual may own, directly or indirectly, more than 9.8% of the lesser of the number or value of the outstanding Shares (the limitation on the ownership of outstanding Shares is referred to in this Article Twenty-one as the “Ownership Limit” and the 9.8% threshold is referred to in this Article Twenty-one as the “Percentage Limit”), and no Securities shall be accepted, purchased, or in any manner acquired by any person if such issuance or transfer would result in that person’s ownership of Shares exceeding the Percentage Limit. For purposes of determining if the Ownership Limit is exceeded by an individual, Convertible Securities owned by such individual shall be treated as if the Convertible Securities owned by such individual had been converted into Shares if the effect of such treatment would be to increase the ownership percentage of such individual in the Trust. The Ownership Limit shall not apply (i) to acquisitions of Securities by any person that has made a tender offer for all outstanding Shares of the Trust (including Convertible Securities) in conformity with applicable federal securities laws, (ii) to the acquisition of Securities of the Trust by an underwriter in a public offering of Securities of the Trust, or in any transaction involving the issuance of

Securities by the Trust, in which a majority of the Trust Managers determines that the underwriter or other person or party initially acquiring such Securities will timely distribute such Securities to or among others such that, following such distribution, none of such Securities will be Excess Shares (as defined below), or (iii) to the acquisition of Securities pursuant to the exercise of employee share options.

(c) If any Securities are accepted, purchased, or in any manner acquired by any person resulting in a violation of paragraph (b) hereof, such issuance or transfer shall be valid only with respect to such amount of Securities issued or transferred as does not result in a violation of paragraph (b) hereof, and such acceptance, purchase or acquisition shall be null and void with respect to the amount of Securities that results in a violation of paragraph (b) hereof (the “Excess Shares”). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such person shall be conclusively deemed to have acted as an agent on behalf of the Trust in acquiring the Excess Shares and to hold such Excess Shares on behalf of the Trust. As the equivalent of treasury securities for such purposes, the Excess Shares shall not be entitled to any voting rights, shall not be considered to be outstanding for quorum or voting purposes and shall not be entitled to receive dividends, interest or any other distribution with respect to the Securities. Any person who receives dividends, interest or any other distribution with respect to Excess Shares shall hold the same as agent for the Trust and (following a permitted transfer) for the transferee thereof. Notwithstanding the foregoing, the holder of Excess Shares may transfer the same (together with any distributions thereon) to any person whose ownership would not result in a violation of paragraph (b) hereof. Upon such permitted transfer the Trust shall pay or distribute to the transferee any distributions on the Excess Shares not previously paid or distributed.

(d) Nothing herein contained shall limit the ability of the Trust Managers to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to protect the Trust and the interests of its security holders by preservation of the Trust’s status as a qualified real estate investment trust under the Code.

(e) Each Person who owns directly or by virtue of the attribution provisions of the Code more than five percent (or such other percentage, between one-half of one percent and five percent, as provided in the REIT Provisions of the Code) in number or value of the outstanding Shares of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the Person’s name and address, the number of Shares directly or indirectly owned by such Person, and a description of the capacity in which such Shares are held. In addition, each direct or indirect Shareholder, irrespective of such Shareholder’s percentage ownership of outstanding Shares, shall upon demand be required to disclose to the Trust in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Trust Managers deem necessary from time to time to comply with the REIT Provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(f) If, in the opinion of the Trust Managers, which shall be binding upon any proposed transferee of Shares, any proposed transfer would jeopardize the status of the Trust as a real estate investment trust under the REIT Provisions of the Code, the Trust Managers shall have the right, but not the duty, to refuse to permit such transfer or refuse to give effect to such transfer and to take any action to cause such transfer not to occur.

(g) As a condition to the transfer and/or registration of transfer on the books of the Trust of any Shares or Convertible Securities which could result in direct or indirect ownership (as hereafter defined) of Shares which exceed the Percentage Limit by a Person other than an Excepted Person, such prospective transferee shall give written notice to the Trust of the proposed transfer and shall furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Trust Managers no later than the 15th day prior to any transfer which, if consummated, would result in such ownership.

(h) Any transfer of Shares or Convertible Securities that would (i) create a direct or indirect owner of Excess Shares other than an Excepted Person; (ii) result in the Shares being owned by fewer than 100 Persons for purposes of the REIT Provisions of the Code; or (iii) result in the Trust being “closely held” within the meaning of Section 856(h) of the Code, shall be void ab initio and the proposed transferee shall not be entitled to any rights afforded to owners of Shares hereunder and shall be deemed never to have had an interest therein.

(i) The Trust, by notice to the holder thereof, may purchase any or all Shares that are proposed to be transferred pursuant to a transfer which, in the opinion of the Trust Manager, which shall be binding upon any proposed transferee of Shares, would result in any Person acquiring Excess Shares, or would otherwise jeopardize the status of the Trust as a real estate investment trust under the REIT Provisions of the Code. The Trust shall have the power, by lot or other means deemed equitable by them in their sole discretion, to purchase such Excess Shares from the prospective transferor. The purchase price for any Excess Shares shall be equal to the fair market value of the Shares on the last trading day immediately preceding the day on which notice of such proposed transfer is sent, as reflected in the closing sale price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, then the purchase price shall be equal to the fair market value of such Shares as determined by the Trust Managers in good faith. Prompt payment of the purchase price shall be made in cash by the Trust in such manner as may be determined by the Trust Managers. From and after the date fixed for purchase by the Trust Managers, and so long as payment of the purchase price for the Shares to be so redeemed shall have been made or duly provided for, the holder of any Excess Shares so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such Shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Trust that the Shares have been transferred in violation of this Article Twenty-one shall be repaid to the Trust upon demand. If the foregoing provisions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of such Shares or Securities convertible into Shares may be deemed, at the option of the Trust, to have acted as agent on behalf of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.

(j) Notwithstanding any other provision of this Declaration of Trust to the contrary, any purported transfer, sale or acquisition of Shares (whether such purported transfer, sale or acquisition results from the direct or indirect acquisition of ownership (as hereafter defined) of Shares) which would result in the termination of the status of the Trust as a real estate investment trust under the REIT Provisions of the Code shall be null and void ab initio. Any such Shares may be treated by the Trust Managers in the manner prescribed for Excess Shares in subsection (i) of this Article Twenty-one.

(k) Nothing contained in this Article Twenty-one or in any other provision of this Declaration of Trust shall limit the authority of the Trust Managers to take such other action as they deem necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust’s status as a real estate investment trust under the REIT Provisions of the Code.

(l) If any provision of this Article Twenty-one or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article Twenty-one may be inconsistent with any other provision of this Declaration of Trust, this Article Twenty-one shall be controlling.

(m) For purposes of this Declaration of Trust, Shares not owned directly shall be deemed to be owned indirectly by a person if that person or a group of which he is a member would be the beneficial owner of such Shares, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, and/or would be considered to own such Shares by reason of the REIT Provisions of the Code.

ARTICLE TWENTY-TWO

Each certificate evidencing Shares shall contain legends imprinted thereon to substantially the following effect or such other legend as the Trust Managers may from time to time adopt:

REFERENCE IS MADE TO THE DECLARATION OF TRUST OF THE TRUST FOR A STATEMENT OF ALL THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF EACH CLASS OR SERIES OF SHARES THAT THE TRUST IS AUTHORIZED TO ISSUE, THE VARIATIONS IN THE RELATIVE RIGHTS AND PREFERENCES OF ANY PREFERRED OR SPECIAL CLASS OF SHARES IN SERIES, TO THE EXTENT THEY HAVE BEEN FIXED AND DETERMINED, AND THE AUTHORITY OF THE TRUSTEES TO FIX AND DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. ANY SUCH STATEMENT SHALL BE FURNISHED WITHOUT CHARGE ON REQUEST TO THE TRUST AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

IF NECESSARY TO EFFECT COMPLIANCE BY THE TRUST WITH REQUIREMENTS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, RELATING TO REAL ESTATE INVESTMENT TRUSTS, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE REDEEMED BY THE TRUST AND/OR THE TRANSFER THEREOF MAY BE PROHIBITED ALL UPON THE TERMS AND CONDITIONS SET FORTH IN THE DECLARATION OF TRUST. THE TRUST WILL FURNISH A COPY OF SUCH TERMS AND CONDITIONS TO THE REGISTERED HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

ARTICLE TWENTY-THREE

Upon resolution adopted by the Trust Managers, the Trust shall be entitled to purchase, directly or indirectly, its own Shares, provided that following such repurchase the Trust would continue to be able to pay its debts as they become due in the ordinary course of its business.

ARTICLE TWENTY-FOUR

The Independent Trust Managers shall determine at least annually that the total fees and expenses of the Trust are reasonable and in accordance with the provisions of the Trust’s Bylaws pertaining to such fees and expenses.

ARTICLE TWENTY-FIVE

This Declaration of Trust may be amended from time to time by the affirmative vote of the holders of at least two-thirds of the outstanding Shares.

IN WITNESS WHEREOF, the undersigned Trust Managers hereinabove named do hereby execute this Declaration of Trust as of the 4th day of June, 1993.

/s/ Lance B. Rosemore
Lance B. Rosemore, Trust Manager

/s/ Dr. Andrew S. Rosemore
Dr. Andrew S. Rosemore, Trust Manager

/s/ Susan R. Friedman
Susan R. Friedman , Trust Manager

AMENDMENT NO. 1 TO

DECLARATION OF TRUST

OF

PMC COMMERCIAL TRUST

ARTICLE SIX of the Declaration of Trust of PMC Commercial Trust (the “Trust”) is hereby amended to reflect that the following persons (the “New Trust Managers”) have been elected to serve as Trust Managers of the Trust:

Barry A. Imber	3081 Salzedo Street Coral Gables, Fla. 33134

Irving Munn*	14180 Dallas Parkway Suite 502 Dallas, Texas 75240

William B. Weatherford	9817 Pallisers Terrace Charlotte, NC 28210

Roy H. Greenberg	903 North Bowser, Suite 170 Richardson, Texas 75081

*	Trust Manager who qualifies as “Resident Trust Managers” as that term is defined in the Texas REIT Act.

The New Trust Managers hereby adopt the Declaration of Trust of the Trust as filed in Dallas County on June 4, 1993.

IN WITNESS WHEREOF, the undersigned Trust Managers do hereby execute this Declaration of Trust as of the 13th day of August, 1993.

/s/ Lance B. Rosemore
Lance B. Rosemore

/s/ Dr. Andrew S. Rosemore
Dr. Andrew S. Rosemore

/s/ Susan R. Friedman
Susan R. Friedman

/s/ Barry A. Imber
Barry A. Imber

/s/ Irving Munn
Irving Munn

/s/ William B. Weatherford
William B. Weatherford

/s/ Roy H. Greenberg
Roy H. Greenberg

2

AMENDMENT NO. 2 TO

DECLARATION OF TRUST

OF

PMC COMMERCIAL TRUST

The Declaration of Trust of PMC Commercial Trust (the “Trust”), as amended (the “Declaration of Trust”), was further amended by the affirmative vote of the holders of at least two-thirds of the outstanding Shares on December 27, 1993, as follows:

1. Article Eleven of the Declaration of Trust is amended in its entirety and the following is substituted therefor:

ARTICLE ELEVEN

The Trust will not commence operations until the beneficial ownership of the Shares is held by 100 or more persons with no five or fewer persons owning, directly or indirectly, more than 50% of the total number of outstanding Shares. The word “person,” as used in the immediately preceding sentence, shall not include corporations.

2. Article Twenty-One, paragraph (b) of the Declaration of Trust, is amended to add the following to the end of paragraph (b);

Subject to Article Eleven, the Ownership Limit shall not apply to any Excepted Person.

3. The foregoing amendments to the Declaration of Trust were approved by the Shareholders on December 21, 1993, and are effective with respect to all issuances of Shares prior to the commencement of operations by the Company.

IN WITNESS WHEREOF, the undersigned Trust Managers do hereby execute this Declaration of Trust as of the 27th day of December, 1993.

/s/ Lance B. Rosemore
Lance B. Rosemore

/s/ Dr. Andrew S. Rosemore
Dr. Andrew S. Rosemore

/s/ Susan R. Friedman
Susan R. Friedman

/s/ Barry A. Imber
Barry A. Imber

/s/ Irving Munn
Irving Munn

/s/ William B. Weatherford
William B. Weatherford

/s/ Roy H. Greenberg
Roy H. Greenberg

2

ARTICLES OF AMENDMENT TO THE DECLARATION OF TRUST OF PMC COMMERCIAL TRUST

Pursuant to the provisions of Section 22.40 of the Texas Real Estate Investment Trust Act (the “Texas REIT Act”), the undersigned Texas real estate investment trust (the “Trust”) adopts the following Articles of Amendment to its Declaration of Trust.

1. The name of the Trust is PMC Commercial Trust.

2. The date on which the Declaration of Trust of the Trust was filed with the Dallas County Clerk’s Office is June 4, 1993 and the file number assigned by the Dallas County Clerk is 8268 0000000 1809.

3. Paragraph (f) of Article Eight of the Trust’s Declaration of Trust is hereby amended in its entirety to read as follows:

“ARTICLE EIGHT

“(f) Except as otherwise specifically required by law or this Declaration of Trust or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the Common Shares shall have the exclusive right to vote on all matters (as to which common shareholders shall be entitled to vote pursuant to applicable law) at all meetings of the shareholders of the Trust. Subject to the provisions of the Texas REIT Act and this Declaration of Trust that may require a greater voting requirement, any matter to be voted upon by holders of the Common Shares shall be approved if the matter receives the affirmative vote of the holders of at least a majority of the Common Shares that are represented in person or by proxy at a meeting of shareholders at which a quorum is present.”

4. The Declaration of Trust is hereby amended by the addition of Article Twenty-Six:

“ARTICLE TWENTY-SIX

Except as otherwise provided herein, the Trust’s Bylaws may be amended or repealed or new Bylaws may be adopted from time to time by resolution adopted by the Trust Managers.”

5. The foregoing amendments were recommended by the Board of Trust Managers and approved by the shareholders of the Trust effective January 9, 2004.

6. The amendments were approved in accordance with Section 20.20 the Texas REIT Act or as otherwise provided in the Declaration of Trust or Bylaws.

7. The number of shares of the Trust issued and outstanding at the time of adoption of these amendments was: 6,449,291 shares of common stock, par value $0.01 per share (“Common Stock”). The holders of 6,366,558 shares of Common Stock were present in person or by proxy at the Annual Meeting of Shareholders held on January 9, 2004.

8. The number of shares voting in favor of or against the proposal to amend paragraph (f) of Article Eight of the Declaration of Trust as set forth herein was as follows:

Stock	For	Against	Percentage Approval
Common Stock	4,461,037	168,027	69

9. The number of shares voting in favor of or against the proposal to amend the Declaration of Trust by adding Article Twenty-Six as set forth herein was as follows:

Stock	For	Against	Percentage Approval
Common Stock	4,300,761	292,922	67

[The next page is the signature page.]

IN WITNESS WHEREOF, these Articles of Amendment to the Declaration of Trust of the Trust have been executed this 10th day of February, 2004.

PMC COMMERCIAL TRUST

By:	/s/ Lance B. Rosemore
Lance B. Rosemore, Chief Executive Officer